Exhibit 8.2

[Letterhead of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP]

December 7, 2006

Main Street Trust, Inc.
100 West University Avenue
Champaign, Illinois 61820

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of First Busey Corporation, a Nevada corporation (“First Busey”), relating to the proposed merger of Main Street Trust, Inc., an Illinois corporation, and First Busey, with First Busey surviving the merger.

We have participated in the preparation of the discussion set forth in the section entitled “DESCRIPTION OF TRANSACTION—United States Federal Income Tax Consequences of the Merger—Tax Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP